EXHIBIT 99.1

NB&T Financial Reports Earnings for 2009

January 19, 2010

NB&T Financial Group, Inc. (Nasdaq: NBTF), parent company of The National Bank and Trust Company, Wilmington, Ohio, announced net income for 2009 increased to $4.0 million, or $1.28 per share, from net income of $3.8 million, or $1.22 per share, for the year 2008. Net income for the year was up primarily due to recognizing approximately $1.8 million in negative goodwill from the acquisition of Community National Corporation (“CNC”) on December 31, 2009. This additional income was offset during the year by an increase in the loan loss provision, increased FDIC insurance expense, and CNC acquisition costs. Net income for the fourth quarter of 2009 was $1.6 million, compared to $927,000 for the same period in 2008. Again, the increase is primarily due to the $1.8 million in negative goodwill from the CNC acquisition, offset by acquisition related expenses, additional loan loss provisions, and an investment security impairment charge of $150,000.

Commenting on these results, President & C.E.O. John J. Limbert said, “We are excited to have CNC part of our organization as we kick off 2010. With the acquisition, our total assets increased to $649 million at December 31, 2009 compared to $525 million at the end of 2008, and our capital position remains solid. Unfortunately, our nonperforming loans did increase during the last quarter, but we believe we took appropriate additional provisions.”

Net interest income was $18.4 million for 2009, compared to $18.5 million for 2008. Net interest income was $4.6 million for the fourth quarter of 2009, compared to $4.7 million earned in the fourth quarter of 2008. Net interest margin decreased to 3.69% for 2009, compared to 3.86% for 2008. The net interest margin decreased primarily due to two factors. First, average loans outstanding for 2009 with an average rate of 6.03% decreased $11.2 million, and funds were reinvested in investments with an average rate in 2009 of 3.53%. Second, average deposits increased $20.2 million in 2009 and also were invested in the lower yielding investments. As a result, despite average earning assets increasing $21.1 million in 2009, net interest income remained substantially the same in 2009 as 2008, with the net interest margin decreasing.

The provision for loan losses for 2009 was $1,550,000 compared to $400,000 in 2008. The provision was $900,000 in the fourth quarter of 2009 and $105,000 in the fourth quarter of 2008. Net charge-offs were $132,000 in the fourth quarter of 2009, compared to $258,000 in the fourth quarter of 2008. For the year, net charge-offs were $1,185,000 in 2009, compared to $583,000 in 2008. Charge-offs in 2009 included one loan charged off for $511,000 for which $300,000 in specific reserves had been previously allocated. In the fourth quarter of 2009, two commercial real estate loans totaling approximately $2.2 million became delinquent and non-accrual. The provision for loan losses was increased to add specific loan reserves and increase the general allowance due to estimating the impact of current economic conditions based on recent delinquency trends in the commercial real estate portfolio. These two loans, plus two commercial real estate loan relationships added earlier in the year, increased total non-performing loans to $6.9 million at December 31, 2009, compared to $3.1 million at December 31, 2008. Other real estate owned increased $1.6 million during the fourth quarter to $3.4 million primarily due to the addition of other real estate owned by CNC.

Total non-interest income was $10.1 million for 2009, compared to $8.2 million for 2008. Total non-interest income was $3.8 million for the fourth quarter of 2009, compared to $1.9 million for the same quarter last year. In accordance with generally accepted accounting principles, all of the assets and liabilities acquired in the CNC acquisition were recorded at fair market value. The net assets acquired of approximately $9.2 million exceeded the consideration paid of approximately $7.4 million. This $1.8 million negative goodwill was recorded as income in the fourth quarter for 2009. Partially offsetting this gain in the fourth quarter of 2009 was an other-than-temporary impairment charge of $150,000 on one collateralized mortgage-backed security.

Total non-interest expense was $22.5 million for 2009, compared to $21.7 million for 2008. Total non-interest expense was $6.0 million for the fourth quarter of 2009 and $5.4 million for the same quarter in 2008. The increase for both the year and quarter was due to acquisition related expenses and FDIC deposit insurance premiums. Acquisition related expenses totaled $421,000 in the fourth quarter of 2009 and $523,000 for the year 2009. There were no acquisition expenses in 2008. FDIC deposit insurance premiums were $116,000 in the fourth quarter of 2009 and $879,000 for the year 2009 compared to $99,000 in fiscal year 2008. The increase in deposit insurance premiums is primarily due to a special assessment imposed by the FDIC on all insured institutions, as well as increased insurance rates. This increased expense has been offset by reductions in compensation expense in 2009, primarily the bank’s bonus plan.

On December 15, 2009 the Board of Directors declared a dividend of $0.29 per share, payable January 25, 2010 to shareholders of record on December 30, 2009. This dividend is unchanged from the dividend declared for the fourth quarter of 2008. The bank also completed the previously announced sale of its insurance agency subsidiary to two long-term officers of the agency in January 2010.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

(Unaudited)

	Three Months Ending					Year Ending
	12/31/2009	9/30/2009	6/30/2009	3/31/2009	12/31/2008	12/31/2009	12/31/2008
Statements of Income
Interest income	$6,417	$6,606	$6,503	$6,390	$7,011	$25,916	$28,828
Interest expense	1,801	1,851	1,870	1,953	2,247	7,475	10,353

Net interest income	4,616	4,755	4,633	4,437	4,764	18,441	18,475
Provision for loan losses	900	175	225	250	105	1,550	400
Other non-interest income	3,804	2,211	2,082	1,934	1,864	10,031	8,221
Other-than-temporary impairment charge	(150)					(150)
Net gains/(losses) on sales of securities	—	5	38	—	—	43	15

Total non-interest income	3,654	2,216	2,120	1,934	1,864	9,924	8,236
Total non-interest expenses	6,003	5,535	5,555	5,388	5,407	22,481	21,679

Income before income taxes	1,367	1,261	973	733	1,116	4,334	4,632
Income taxes	(210)	269	164	74	189	297	801

Net income	$1,577	$992	$809	$659	$927	$4,037	$3,831

Per Share Data
Basic earnings per share	$0.49	$0.32	$0.26	$0.21	$0.30	$1.28	$1.22
Diluted earnings per share	0.49	0.32	0.26	0.21	0.30	1.28	1.22
Dividends per share	0.29	0.29	0.29	0.29	0.29	1.16	1.16
Book value at quarter end	18.91	18.95	18.67	18.76	18.52	18.91	18.52
Average basic shares outstanding	3,154	3,152	3,149	3,147	3,141	3,154	3,143
Average diluted shares outstanding	3,154	3,152	3,149	3,147	3,141	3,154	3,143

Balance Sheet Items (Quarter End)
Total assets	$649,340	$554,754	$541,521	$529,400	$524,841	$649,340	$524,841
Securities	142,425	125,573	121,761	108,306	87,908	142,425	87,908
Loans, including loans held for sale	395,822	336,308	332,269	326,280	336,184	395,822	336,184
Allowance for loan losses	3,775	3,009	2,912	2,958	3,411	3,775	3,411
Deposits	541,422	448,597	437,898	425,919	420,728	541,422	420,728
Borrowings	40,216	40,064	40,579	40,642	41,503	40,216	39,810
Total shareholders’ equity	64,485	60,138	59,227	59,534	58,791	64,485	58,791

Assets Under Management
Total assets	$649,340	$554,754	$541,521	$529,400	$524,841	$649,340	$524,841
Cash management sweep accounts	42,605	53,617	49,978	56,867	47,665	42,605	47,665
Market value of trust assets	163,678	168,275	160,883	157,635	164,188	163,678	164,188

Total assets under management	$855,623	$776,646	$752,382	$743,902	$736,694	$855,623	$736,694

Selected Financial Ratios
Return on average assets	1.11%	0.71%	0.61%	0.50%	0.70%	0.74%	0.73%
Return on average equity	10.34	6.61	5.42	4.53	6.27	6.76	6.49
Dividend payout ratio	59.18	90.63	111.54	138.10	96.67	90.63	95.08
Net interest margin	3.53	3.72	3.81	3.72	3.93	3.69	3.86
Non-interest expense to total revenue	72.59	79.40	82.26	84.57	81.58	79.26	81.16
Average loans to average total assets	59.79	60.07	61.26	62.32	63.82	60.83	65.19

Asset Quality
Nonaccrual loans	$6,857	$2,907	$2,396	$2,570	$2,982	$6,857	$2,982
Accruing and 90 or more days past due	19	521	440	330	200	19	200
Restructured loans	—	945	935	—	—	—	—

Total nonperforming loans	$6,876	$4,373	$3,771	$2,900	$3,182	$6,876	$3,182

Other real estate owned	3,455	1,855	2,045	1,111	321	3,455	321
Net charge offs	132	78	272	703	258	1,185	583

Non-performing loans to total loans	1.74%	1.30%	1.13%	0.89%	0.95%	1.74%	0.95%
Loan loss allowance to total loans	0.95	0.89	0.88	0.91	1.01	0.95	1.01
Loan loss allowance to non-performing loans	54.90	68.81	77.22	102.00	107.20	54.90	107.20
Loans 30+ days past due to total loans	0.65	0.82	0.52	1.22	0.51	0.65	0.51
Net charge-offs to average loans	0.16	0.09	0.33	0.86	0.30	0.36	0.30

Capital
Average equity to average total assets	10.71%	10.75%	11.18%	11.12%	11.10%	10.93%	11.21%
Tier 1 Leverage ratio**	12.59	11.72	12.10	12.12	12.21	12.59	12.21
Total Risk-based capital ratio**	19.05	18.53	18.74	18.87	18.80	19.05	18.80

**	Estimated for current quarter end